Investor Contact:	Media Contact:
Dan Ferry	Sarah O’Connell
daniel@lifesciadvisors.com	soconnell@vergescientific.com
Genocea Provides Third Quarter 2021 Corporate Update
GEN-011 neoantigen-targeted peripheral T cell therapy clinical trial continues
Strong presence at the SITC 36th Annual Meeting
Conference call today at 8:30 a.m. E.T.
CAMBRIDGE, Mass., October 28, 2021 - Genocea Biosciences, Inc. (Nasdaq: GNCA), a biopharmaceutical company developing next-generation neoantigen immunotherapies, today provided a business update for the third quarter ended September 30, 2021.
“We continue to make significant progress. Most notably, we are very excited about our TiTAN™ clinical trial for GEN-011, our neoantigen-targeted peripheral T cell therapy (NPT) candidate, from which we expect to have initial data from a small subset of patients in the first quarter or early in the second quarter next year,” said Chip Clark, Genocea’s President and Chief Executive Officer. “We are also pleased that our SITC presentations will continue to showcase the neoantigen selection capabilities of our ATLAS™ platform, through differentiated long-term immunogenicity and clinical response data for GEN-009, our neoantigen-targeted vaccine candidate, and through its potential application to novel autoimmune disease treatments.”
Operational updates
Strengthened Board of Directors
•Jennifer Herron was appointed to the Company’s Board of Directors, effective September 8, 2021. Ms. Herron is currently Senior Vice President and Chief Commercial Officer at ADC Therapeutics SA ("ADCT"), leading global commercialization strategy and execution including the launch of ADCT’s first commercial product. She is a seasoned biopharmaceutical leader with extensive oncology experience.
Upcoming presentations
Festival of Biologics November 9-11, 2021    https://www.terrapinn.com/conference/festival-of-biologics/agenda.stm
•Keynote panel discussion: What does the future of Immunotherapy hold for Oncology and Infectious Diseases
Date/Time: Tuesday, November 9, 2021 at 10:00 a.m. C.E.T.
•Presentation: Unleashing the TiTANs: the GEN-011 neoantigen-targeted peripheral T cell therapy for solid tumors
Date/Time: Tuesday, November 9, 2021 at 4:50 p.m. C.E.T.

Society for Immunotherapy of Cancer’s (SITC) 36th Annual Meeting November 10-14, 2021    https://sitc.sitcancer.org/2021/abstracts/titles/
•Poster Presentation #475: GEN-011-101 (the TiTAN-1 trial): Phase 1 study to evaluate the safety, proliferation and persistence of GEN-011, an autologous neoantigen-targeted peripheral T cell therapy in solid tumors
•Poster Presentation #485: Long term results from a phase 1 trial of GEN-009, a personalized neoantigen vaccine, combined with PD-1 inhibition in advanced solid tumors
•Poster Presentation #521: GEN-009, a personalized neoantigen vaccine candidate, elicits diverse and durable immune responses associated with clinical efficacy outcomes
•Poster Presentation #753: InhibigenTM administration promotes aberrant T cell responses in cancer but may be beneficial for amelioration of autoimmune disease
•Poster Presentation #248: Empiric profiling of peripheral T cell recall responses to tumor mutanomes versus in silico predictions in NSCLC patients undergoing pembrolizumab treatment ± chemotherapy

Date/Time: ePosters will be on display on the SITC 2021 virtual meeting platform on Friday, November 12, 2021 at 7:00 a.m. E.T.

Cellular Immunotherapies for Solid Tumors Summit November 16-18, 2021    https://solid-tumors-summit.com/whats-on/day-two/
•Presentation: GEN-011 PLANET Process: A Robust and Rapidly Scalable Manufacturing Process to Generate Neoantigen-targeted Peripheral T cells (NPTs)
Date/Time: Wednesday, November 17, 2021 at 4:30 pm E.T.

World Vaccine & Immunotherapy Congress November 30-December 2, 2021    https://www.terrapinn.com/conference/world-vaccine-immunotherapy-congress-west-coast/agenda.stm
•Panel discussion: Are neoantigens living up to their initial promise? What questions remain unanswered?
Date/Time: Wednesday, December 1, 2021 at 11:40 a.m. P.T.
Financial updates
Third quarter 2021 financial results
•Cash position: As of September 30, 2021, cash and cash equivalents were $48.9 million compared to $79.8 million as of December 31, 2020.
•Net loss: Net loss was $3.6 million or $0.05 diluted net loss per share for the quarter ended September 30, 2021, compared to $4.6 million or $0.26 per share for the same period in 2020. Net loss was $19.9 million or $0.54 diluted net loss per share for the nine months ended September 30, 2021, compared to $28.7 million or $1.01 per share for the same period in 2020.
•Research and Development (“R&D”) expenses: R&D expenses were $9.5 million for the quarter ended September 30, 2021, compared to $7.5 million for the same period in 2020. R&D expenses were $28.7 million for the nine months ended September 30, 2021, compared to $26.1 million for the same period in 2020.
The increase in R&D expenses for both periods is mainly due to growth in our internal research and manufacturing teams and GEN-011 manufacturing and clinical costs.
•General and Administrative (“G&A”) expenses: G&A expenses were $3.9 million for the quarter ended September 30, 2021, compared to $3.6 million for the same period in 2020. G&A expenses were $11.6 million for the nine months ended September 30, 2021, compared to $10.5 million for the same period in 2020.
The increase in G&A expenses for both periods is mainly due to growth in our internal G&A team, partially offset by decreased facility costs.
•Other income: Other income was $8.1 million for the quarter ended September 30, 2021, compared to $6.2 million for the same period in 2020. Other income was $18.8 million for the nine months ended September 30, 2021, compared to $6.5 million for the same period in 2020.
The increase in other income for both periods is mainly due to the non-cash impact of the fair-value adjustment for the 33.6 million liability-classified warrants issued in connection with the Company's July 2020 private placement (the “2020 Warrants”). During the quarter ended September 30, 2021, the 2020 Warrants were remeasured to their fair value of $36.0 million and subsequently reclassified to equity.
Guidance
•Genocea’s operating plan extends its cash runway into the third quarter of 2022.
Conference Call
Genocea will host a conference call and webcast today at 8:30 a.m. E.T. Interested participants may access the conference call by dialing (844) 826-0619 (domestic) or (315) 625-6883 (international) and referring to conference ID number 8729366. To join the live webcast, please visit the presentation page of the investor relations section of the Genocea website at https://ir.genocea.com/events-presentations. A webcast replay of the conference call will be available on the Genocea website beginning approximately two hours after the event and will be archived for 90 days.

About Genocea Biosciences, Inc.
Genocea’s mission is to identify the right tumor targets to develop life-changing immunotherapies for people suffering from cancer. Our proprietary ATLAS™ platform can comprehensively profile each patient’s T cell responses to potential targets, or antigens, on that patient’s tumor. ATLAS zeroes in on both antigens that activate anti-tumor T cell responses and inhibitory antigens, Inhibigens™, that drive pro-tumor immune responses. We are conducting a Phase 1/2a clinical trial for GEN-011, our investigational adoptive T cell therapy comprising neoantigen-targeted peripheral cells. We continue to monitor patients in our phase 1/2a clinical trial for GEN-009, our investigational neoantigen vaccine. In addition to our two clinical programs, we are conducting research in several areas where we believe ATLAS could be a key tool in optimizing antigen selection for therapies across a number of diseases. To learn more, please visit https://www.genocea.com.
Forward-Looking Statements
This press release includes forward-looking statements related to GEN-011, GEN-009 and research updates within the meaning of the Private Securities Litigation Reform Act, including statements related to the anticipated timing of top-line results from Genocea’s Phase 1/2a clinical trial of GEN-011. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Genocea cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time. These factors include, but are not limited to, risks related to the potential failure of our active product candidates which are in an early stage of clinical development; our ability to obtain regulatory approval for our current and future product candidates; potential delays in enrolling patients in our clinical trials; our reliance on third parties to conduct technical development, non-clinical studies and clinical trials for our product candidates; our reliance on third parties to conduct some or all aspects of our product manufacturing; our ability to obtain or protect intellectual property rights related to our product candidates; the potential impacts of COVID-19 on our business and financial results; changes in law, regulations, or interpretations and enforcement of regulatory guidance; our need for additional financing and the risks listed under "Risk Factors" in our annual report on Form 10-K for the year ended December 31, 2020 and any subsequent filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release and Genocea assumes no duty to update forward-looking statements, except as may be required by law.
(Tables to follow)

GENOCEA BIOSCIENCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands)

	September 30, 2021	December 31, 2020
Cash and cash equivalents	$48,908	$79,769
Property and equipment, net	5,519	5,123
Right of use assets	7,901	9,308
Other assets	2,590	4,293
Total assets	$64,918	$98,493

Accounts payable and accrued expenses	$7,839	$7,878
Debt, current and long-term	9,911	13,862
Lease liabilities	8,941	10,012
Warrant liabilities	398	56,118
Deferred revenue	—	1,641
Total liabilities	27,089	89,511
Stockholders' equity	37,829	8,982
Total liabilities and stockholders’ equity	$64,918	$98,493

GENOCEA BIOSCIENCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2021	2020	2021	2020
License revenue	$1,641	$453	$1,641	$1,359

Operating expenses:
Research and development	9,473	7,548	28,737	26,123
General and administrative	3,884	3,644	11,588	10,511
Total operating expenses	13,357	11,192	40,325	36,634
Loss from operations	(11,716)	(10,739)	(38,684)	(35,275)
Other income	8,094	6,184	18,768	6,546
Net loss	$(3,622)	$(4,555)	$(19,916)	$(28,729)

Net loss per share:
Basic	$(0.05)	$(0.08)	$(0.29)	$(0.76)
Diluted	$(0.05)	$(0.26)	$(0.54)	$(1.01)
Weighted-average number of shares used in computing net loss per share:
Basic	69,807	55,492	67,998	37,657
Diluted	69,807	61,130	70,616	39,550